SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 13, 1997




                        THE CARBIDE/GRAPHITE GROUP, INC.

        Delaware                    0-20490                    25-1575609
(State of Incorporation)    (Commission File Number)          (IRS Employer
                                                           Identification Code)


                         One Gateway Center, 19th Floor
                                 Pittsburgh, PA
                                      15222
                    (Address of principal executive offices)

               Registrant's telephone number, including area code:
                                 (412) 562-3700

Item 1 through Item 4 Not applicable.

Item 5 -- Other Events

     On February 13, 1997, the Registrant released the following information with respect to its results for the quarter and six months ended January 31, 1997:

     Pittsburgh, PA - February 13, 1997 - The Carbide/Graphite Group, Inc. (NASDAQ NNM: CGGI) today announced results for its fiscal 1997 second quarter ended January 31, 1997. Earnings from continuing operations for the second quarter were a record $4.6 million, or $0.53 per share, compared with $3.7 million, or $0.43 per share, in the fiscal 1996 second quarter, a 23.3% increase in earnings per share. Fiscal 1996's second quarter included non-recurring income which increased last year's results by $0.07 per share. For the six months ended January 31, 1997, earnings from continuing operations were $8.1 million, or $0.93 per share, compared with $6.4 million, or $0.76 per share, in the six months ended January 31, 1996, a 22.4% increase.

     Net sales for the quarter ended January 31, 1997 were $75.1 million, an increase of 16.5% over a year ago and a quarterly record for the Company. Graphite electrode product sales increased to $55.0 million versus $44.1 million a year ago due to increased shipments and selling prices of graphite electrodes and needle coke. Graphite electrode shipments during the fiscal 1997 second quarter were 28.6 million pounds versus 27.6 million pounds in the prior year comparable quarter, a 3.5% increase. The net price for graphite electrodes in the fiscal 1997 second quarter increased 7.1% over the prior year comparable quarter. Calcium carbide product sales were $20.1 million in the fiscal 1997 second quarter versus $20.4 million last year. Calcium carbide shipments were
40.6 thousand tons, a 2.1% decrease from a year ago due to lower pipeline acetylene demand.

     Net sales for the six months ended January 31, 1997 were $142.8 million, an increase of 11.3% over a year ago. Graphite electrode product sales increased to $103.3 million versus $87.4 million a year ago. Graphite electrode shipments during the first half of fiscal 1997 were 55.4 million pounds compared to 54.2 million pounds in fiscal 1996. Calcium carbide product sales were $39.5 million during the six months ended January 31, 1997 versus $41.0 million in fiscal 1996.

     During the quarter ended January 31, 1997, the Company generated operating income of $9.2 million versus $7.8 million in last year's second quarter. Last year's operating income included a non-recurring $1.0 million favorable utility rate settlement. Operating income for the six months ended January 31, 1997 was $16.7 million versus $15.1 million for the comparable six-month period a year ago.

     Nicholas Kaiser, Chairman and Chief Executive Officer, commented, "The combination of strong domestic electrode sales in advance of the recent price increase and increased levels of needle coke production since the August maintenance turnaround contributed to the record results. Needle coke production continues to run at levels about 15% higher than last year, and demand for needle coke and graphite electrodes remains high. We expect graphite electrode shipments to return to normal levels in the third quarter."

     The Carbide/Graphite Group, Inc. is a leading manufacturer of industrial graphite and calcium carbide products with manufacturing facilities in St. Marys, Pennsylvania; Niagara Falls, New York; Louisville, Kentucky; Calvert City, Kentucky; and Seadrift, Texas.

     Note: This news release may contain forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's products may not occur or continue, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

     Details regarding the Company's operating results follow:

                                   (Continue)

                        The Carbide/Graphite Group, Inc.
               (in thousands, except share and per share amounts)

                                                          Quarter ended                Six Months ended
                                                           January 31,                   January 31,
                                                   ----------------------------- -----------------------------
                                                       1997           1996           1997           1996
                                                   -------------- -------------- -------------- --------------
                                                                          (Unaudited)
   Net sales ....................................        $75,081        $64,436       $142,797       $128,312
   Cost of goods sold ...........................         61,827         53,235        117,727        106,452
   Selling, general and administrative ..........          3,407          2,980          7,428          6,149
   Other compensation ...........................            647            361            914            886
   Other (income) expense .......................             --             26             --          (277)
                                                   -------------- -------------- -------------- --------------
        Operating income ........................          9,200          7,834         16,728         15,102
   Special financing expenses (A) ...............             --             --             --            603
   Interest expense, net  .......................          2,092          2,230          4,197          4,841
                                                   -------------- -------------- -------------- --------------
        Income before income taxes  .............          7,108          5,604         12,531          9,658
   Provision for income taxes  ..................          2,487          1,911          4,387          3,306
                                                   -------------- -------------- -------------- --------------
        Income from continuing operations  ......          4,621          3,693          8,144          6,352
   Extraordinary loss, net of tax benefit (B) ...             --        (1,105)             --        (1,933)
                                                   ============== ============== ============== ==============
             Net income .........................         $4,621         $2,588         $8,144         $4,419
                                                   ============== ============== ============== ==============

   Earnings Per Share Information:
   Weighted average common and
      common equivalent shares  .................      8,797,471      8,661,462      8,789,349      8,400,892
   Income from continuing operations ............          $0.53          $0.43          $0.93          $0.76
   Net income ...................................          $0.53          $0.30          $0.93          $0.53


                                                    January 31,   July 31, 1996   January 31,
   Balance Sheet Summary:                              1997                          1996
                                                   -------------- -------------- --------------
  (Unaudited, except July 31, 1996 amounts)
   Cash & cash equivalents (C)...................        $26,724        $26,724        $26,962
   Total assets   ...............................        219,493        212,870        200,646
   Long-term debt   .............................         81,763         81,763         85,245
   Stockholders' equity .........................         85,153         74,808         62,272


     A Represents accounting, legal, printing and other fees associated with the Company's initial public offering of its common stock.
     B Represents premiums paid and the write-off of deferred financing costs associated with the repurchase of Senior Notes.
     C    Includes short-term investments.

                                      # # #



Item 6 through Item 8 Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the following hereunto duly authorized.

                                               The Carbide/Graphite Group, Inc.

                                                  /s/  Nicholas T. Kaiser
                                                      Nicholas T. Kaiser
                                                   Chief Executive Officer
Dated:  February 19, 1997